SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                        PART IV, ITEM 14(A)-EXHIBIT 11.1

                       Computation of Earnings Per Share
                     (in thousands, except per share data)



Basic Earnings Per Share:                          1997       1996       1995       1994       1993
                                                 --------   --------   --------   --------   --------
Net income attributable to common stock(1)       $ 71,396   $ 63,889   $ 75,722   $ 70,903   $ 59,607
                                                 --------   --------   --------   --------   --------
Average basic shares outstanding at end
 of period(3)                                     106,472    104,481    105,379    106,748    105,150
Basic earnings per share before cumulative
 effect of change in accounting principle(2)(3)  $    .67   $    .61   $    .72   $    .66   $    .57
                                                 --------   --------   --------   --------   --------
Basic earnings per share after cumulative
 effect of change in accounting principle(2)(3)  $    .67   $    .61   $    .72   $    .66   $    .61
                                                 --------   --------   --------   --------   --------


Diluted Earnings Per Share:                        1997       1996       1995       1994       1993
                                                 --------   --------   --------   --------   --------
Net income(1)                                    $ 77,640   $ 70,139   $ 80,410   $ 70,903   $ 59,607
                                                 --------   --------   --------   --------   --------
Average diluted shares outstanding at end
 of period(3)                                     120,831    118,849    114,502    106,748    105,150
Dilutive effect of average stock options,
 net of shares assumed to be repurchased
 under the treasury stock method(3)                 2,116      2,351      2,585      3,325      4,253
                                                 --------   --------   --------   --------   --------
Total average diluted shares outstanding
 at end of period(3)                              122,947    121,200    117,087    110,073    109,403
                                                 --------   --------   --------   --------   --------
Diluted earnings per share before cumulative
 effect of change in accounting principle(2)(3)  $    .63   $    .58   $    .69   $    .64   $    .55
                                                 --------   --------   --------   --------   --------
Diluted earnings per share after cumulative
 effect of change in accounting principle(2)(3)  $    .63   $    .58   $    .69   $    .64   $    .59
                                                 --------   --------   --------   --------   --------

----------------
(1) The 1997 results include the impact of one-time, merger-related charges of $36.6 million (after-tax) resulting from Sovereign's acquisitions during 1997. The 1996 results include a non-recurring SAIF assessment of $20.9 million (after-tax) paid to the FDIC for the recapitalization of the SAIF. The 1993 results do not include a $4.8 million cumulative effect of change in accounting principle resulting from the adoption of Statement of Financial Standard No. 109 in 1993.
(2) Excluding the one-time, merger-related charges described in Note 1 above, basic earnings per share and diluted earnings per share for 1997 were $1.02 and $.93, respectively. Excluding the non-recurring SAIF assessment described in No. 1 above, basic earnings per share and diluted earnings per share for 1996 were $.81 and $.75, respectively.
(3) All per share data have been adjusted to reflect all stock dividends and stock splits declared through January 1998.